EXHIBIT 4




                                  CERTIFICATE



      I, Otto B Gerlach III, Assistant Secretary of American General Finance

Corporation, an Indiana corporation (the "Company"), do hereby certify that attached hereto is a true copy of resolutions duly adopted by a duly authorized and appointed committee of the Board of Directors of the Company at a meeting duly called and held on November 15, 1995, at which meeting a quorum was present and acting throughout, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect.



      IN WITNESS WHEREOF, I have hereunto signed my name.



Dated: November 16, 1995





                                                /S/ OTTO B GERLACH III
                                                Otto B Gerlach III
                                                Assistant Secretary
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AMERICAN GENERAL FINANCE CORPORATION

DATE:             November 15, 1995

SUBJECT:          Meeting of Terms And Pricing Committee of the Board of
                  Directors

PURPOSE: The purpose of these resolutions is to rescind and restate the resolutions increasing the aggregate principal amount of the Company's Medium-Term Notes, Series D


          RESOLUTIONS REGARDING INCREASE IN MEDIUM-TERM NOTE PROGRAM

      WHEREAS, by resolutions adopted at the meeting of this Committee held on December 1, 1994, this Committee authorized and approved the creation and execution by the Company of a series of debt securities titled Medium-Term Notes, Series D (the "Notes"); and this Committee resolved that the aggregate principal amount of the Notes authorized to be authenticated and delivered was $500,000,000 (such resolutions being referred to hereinafter as the "Prior Resolutions"); and

      WHEREAS, by resolutions adopted at the meeting of this Committee held on September 26, 1995, this Committee approved an increase in the aggregate principal amount of the Notes authorized to be authenticated and delivered to a total aggregate principal amount of $1,000,000,000 (such resolutions being referred to hereinafter as the "Original Increase Resolutions"); and

      WHEREAS, this Committee deems it desirable and in the best interests of the Company to rescind and restate the Original Increase Resolutions;

      NOW, THEREFORE, BE IT RESOLVED, that the Original Increase Resolutions be, and they hereby are, rescinded and restated in their entirety, as set forth below:

1.    Increase in Authorized Amount of Notes.

      FURTHER RESOLVED, that this Committee hereby authorizes and approves an increase in the aggregate principal amount of the Notes authorized to be authenticated and delivered to a total aggregate principal amount of $800,000,000; and be it

2.    Authentication and Delivery of Notes.

      FURTHER RESOLVED, that the Authorized Officers for the Notes hereby are authorized (a) to cause the Trustee for the Notes to complete and authenticate Notes in such total increased aggregate principal amount, and (b) to deliver such authenticated Notes, all in accordance with the Prior Resolutions, the Company Orders and the Administrative Procedures relating thereto; and be it

3.    Applicability of Prior Resolutions.

      FURTHER RESOLVED, that the Prior Resolutions, except to the extent modified or superseded hereby, shall apply in all respects to such total increased aggregate principal amount of Notes; and be it

4.    Further Miscellaneous Authority.

      FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized to do and perform all such acts or things, and to execute, deliver and file such documents or instruments, as each such officer may deem necessary or appropriate in order to carry out fully the purposes and intent of the foregoing resolutions.